CONTACTS
From: Anthony J. DeFazio	For: Michael Happel
DeFazio Communications, LLC	American Realty Capital New York Recovery REIT, Inc.
tony@defaziocommunications.com	mhappel@arlcap.com
Ph: 484-532-7783	Ph: 212-415-6500

FOR IMMEDIATE RELEASE

American Realty Capital New York Recovery REIT Acquires

The 163 Washington Condominiums in Brooklyn, New York

New York, NY, September 10, 2012 – American Realty Capital New York Recovery REIT, Inc. (the “Company”) announced that on September 7, 2012, it closed on the acquisition of the fee-simple interest in 50 rental units and a 36-space parking facility, together with an undivided interest in the common elements appurtenant thereto, in the condominium known as The 163 Washington Condominiums, located at 163 Washington Avenue in Brooklyn, New York, at a purchase price of approximately $31.5 million, exclusive of closing costs. This acquisition increases the total size of the Company’s portfolio to $213.1 million comprised of 12 properties.

“We are excited to be acquiring this newly built, Class A quality apartment building in the Clinton Hill neighborhood of Brooklyn, New York and to be working with A&E Real Estate Holdings, an experienced owner/operator of multifamily properties, as our partner,” noted Michael A. Happel, Chief Investment Officer of the Company. “This acquisition is consistent with our overall strategy of acquiring high quality, income-producing real estate in New York City.”

The 50 rental units contain 41,613 rentable square feet and include 49 residential rental units and one commercial unit leased to a day care company. In addition, the property contains a 36-space parking facility and 20 storage units.

As of the date of this filing, the 50 rental units are 80.2% leased. The aggregate annualized straight line rental income for the occupied units, which represents the contractual rent adjusted to reflect any contractual tenant concessions including free rent, is approximately $40,000 per unit and the average monthly base rent, calculated as the monthly base rent divided by the number of occupied units, is approximately $3,000 per unit.

The commercial unit is leased to a day care company for a period of 10 years which will commence upon the completion of certain conditions. The annualized straight line rental income will be approximately $47,000. The lease contains 3% annual rental increases and has two five-year lease extension options. Due to zoning restrictions, the unit may only be leased to an educational or healthcare-related tenant.

The 36-space parking facility is currently under a two year master lease with the seller of the property. The annualized straight line rental income under the master lease is $0.2 million.

American Realty Capital New York Recovery REIT, Inc. is a publicly registered, non-traded real estate investment program.

For more information about this announcement, please contact Tony DeFazio at 484-532-7783 or tony@defaziocommunications.com.